Exhibit 99.1

A.P. Pharma Announces Private Equity Placement

– Company to Raise $8.1 million to Fund NDA Stage Program –

Redwood City, CA – October 20, 2009 – A.P. Pharma (Nasdaq: APPA), a specialty pharmaceutical company, today announced it has entered into a definitive securities purchase agreement with certain existing accredited investors providing for a private placement of up to $13.1 million in two tranches, the first consisting of common stock and warrants with aggregate proceeds of approximately $8.1 million, and a second tranche of common stock with proceeds of approximately $5 million.

A.P. Pharma expects to complete the first tranche of the private placement on October 22, 2009, subject to the satisfaction of customary closing conditions.  Pursuant to the terms of the securities purchase agreement, the Company will sell approximately 8.0 million shares of common stock at $0.88 per share, the closing price on the date of signing the securities purchase agreement, October 19, 2009. The purchasers of the common stock at the first closing will also receive warrants to purchase approximately 4.0 million shares of common stock, exercisable through January 7, 2015 for an exercise price of $0.88 per share. The purchasers will pay $0.125 per underlying share for the warrants at the first closing. The securities purchase agreement also provides, under certain conditions, for the purchasers in the first closing to have the right to purchase up to 5.2 million shares of common stock at $0.97 per share prior to May 14, 2010. At the closing of the first tranche, the purchasers will pay $0.125 per underlying share for the right to purchase shares in the second tranche.

A.P. Pharma plans to use the proceeds from the offering to support the Company’s operations and manufacturing, development and regulatory activities needed to gain approval for APF530, its lead product candidate.  The U.S. Food and Drug Administration (FDA) is currently reviewing the Company’s New Drug Application (NDA) for APF530, and based on the Prescription Drug User Fee Act (PDUFA), has issued an action date of March 18, 2010.  APF530 is being developed for the prevention of chemotherapy-induced nausea and vomiting (CINV) and is a long-acting formulation of granisetron utilizing the Company’s proprietary Biochronomer™ drug delivery system.

Participants in the transaction were Baker Brothers Investments (Baker Brothers), Tang Capital Partners (Tang Capital), Tavistock Life Sciences and Deerfield Partners. At the time of the first closing, the Company amended its Preferred Shareholders Rights Agreement to permit an increase in the beneficial ownership of Tang Capital and Baker Brothers to 34% and 30%, respectively.

Upon the initial closing, Baker Brothers has the right to designate one new independent member to A.P. Pharma’s Board of Directors. Following the second closing, if Baker Brothers purchases its allocated shares in the second tranche, it will have the right to designate one additional member to the Board of Directors.

The shares and warrants sold in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors. The Company has agreed to file a resale registration statement covering all the shares of the common stock issued to the investors at the first closing and the shares issuable to them at the second closing and upon exercise of the warrants, up to the maximum number of shares permitted to be registered under the federal securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of A.P. Pharma common stock under the resale registration statements referred to in this news release will be made only by means of a prospectus.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of CINV. The NDA for APF530 was submitted in May 2009 and accepted for review in July 2009, at which time the FDA set a PDUFA date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564